Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the incorporation by reference in the Registration Statement of Oculus Innovative Sciences, Inc. on Form S-1/A, Amendment No. 1, (File No. 333-157776) of our report dated June 11, 2008 with respect to our audits of the consolidated financial statements of Oculus Innovative Sciences, Inc. and Subsidiaries as of March 31, 2008 and 2007 and for the years then ended and our report dated June 11, 2008 with respect to our audit of the effectiveness of internal control over financial reporting of Oculus Innovative Sciences, Inc. and Subsidiaries as of March 31, 2008, which reports appear in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.
/s/ Marcum & Kliegman LLP
New York, New York
March 20, 2009